October 17, 2011	Exhibit 99.1

Park National Corporation declares $0.94 quarterly dividend

NEWARK, Ohio – Park National Corporation’s (Park) (NYSE Amex: PRK) Board of Directors declared a $0.94 per share quarterly cash dividend. The dividend is payable on December 9, 2011 to common shareholders of record as of November 23, 2011.

Park National Chairman C. Daniel DeLawder said, “We are pleased to once again announce the declaration of a $0.94 dividend. We will announce the results of third-quarter operations at the close of business on Monday, October 24, 2011.”

Headquartered in Newark, Ohio, Park National Corporation has $7.3 billion in total assets (as of June 30, 2011). Park consists of 13 community bank divisions and two specialty finance companies. Park's Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, Farmers & Savings Bank Division, United Bank Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). Park's other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Guardian Financial Services Company (d.b.a. Guardian Finance Company).

Media contacts: Bethany Lewis, 740.349.0421, or John Kozak, 740.349.3792

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com